UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                            The Penn Traffic Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    707832200
               ---------------------------------------------------
                                 (CUSIP Number)

                          Wendy Schnipper Clayton, Esq.
                           DDJ Capital Management, LLC
                           141 Linden Street, Suite 4
                            Wellesley, MA  02482-7910
                                  781-283-8500
--------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                  April 3, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

 If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
  schedule because of Rule 13d-1(b) (3) or (4), check the following box [   ].

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 2 OF 12 PAGES


1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Capital Management, LLC
     04-3300754
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Commonwealth of Massachusetts

NUMBER OF           7         SOLE VOTING POWER
SHARES                        3,085,376
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     3,085,376
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,085,376
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     15.3%
14   TYPE OF REPORTING PERSON *
     IA
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 3 OF 12 PAGES




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     B III Capital Partners, L.P.
     04-3341099
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        1,999,000
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     1,999,000
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,999,000
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.9%
14   TYPE OF REPORTING PERSON *
     PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 4 OF 12 PAGES




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DDJ Capital III, LLC
     04-3317544
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        1,999,000
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     1,999,000
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,999,000
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.9%
14   TYPE OF REPORTING PERSON *
     OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 5 OF 12 PAGES




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     B III-A Capital Partners, L.P.
     04-3495504
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        49,903
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     49,903
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     49,903
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
14   TYPE OF REPORTING PERSON *
     PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 6 OF 12 PAGES




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     GP III-A, LLC
     04-3493598
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        49,903
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     49,903
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     49,903
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
14   TYPE OF REPORTING PERSON *
     OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 7 OF 12 PAGES




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The October Fund, Limited Partnership
     04-3504882
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts

NUMBER OF           7         SOLE VOTING POWER
SHARES                        19,000
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     19,000
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     19,000
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%
14   TYPE OF REPORTING PERSON *
     PN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 8 OF 12 PAGES




1    NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     October G.P., LLC
     04-3504881
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     SEE ITEM #5                             (a) [ X ]
                                             (b) [    ]
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     OO
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
     2(d) or 2(e)                            [     ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7         SOLE VOTING POWER
SHARES                        19,000
BENEFICIALLY        8         SHARED VOTING POWER
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER
REPORTING                     19,000
PERSON WITH         10        SHARED DISPOSITIVE POWER


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     19,000
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [     ]
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%
14   TYPE OF REPORTING PERSON *
     OO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 707832200                       PAGE 9 OF 12 PAGES

ITEM 1.   SECURITY AND ISSUER:

     This Amendment No. 4 to Schedule 13d ("Amendment No. 4") should be read in conjunction with the Schedule 13D dated May 27, 1999 ("Schedule 13D"), Amendment No. 1 dated August 19, 1999 ("Amendment No. 1"), Amendment No. 2 dated September 8, 1999 ("Amendment No. 2") and Amendment No. 3 dated December 9, 1999 ("Amendment No. 3") each as filed with the Securities and Exchange Commission by DDJ Capital Management, LLC, a Massachusetts limited liability company, and certain affiliates. This Amendment No. 4 amends the Schedule 13D, Amendment No. 1, Amendment No. 2 and Amendment No. 3 only with respect to those items listed below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto on the Schedule 13d, Amendment No. 1, Amendment No. 2 or Amendment No. 3.

     This filing of Amendment No. 4 is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

     This statement relates to shares of the common stock, $.01 par value (the "Shares") of The Penn Traffic Company (the "Company"). The principal executive offices of the Company are located at 1200 State Fair Boulevard, Syracuse, New York, 13221.

ITEM 2.   IDENTITY AND BACKGROUND:

     First and second paragraphs in Item 2 are deleted in its entirety and amended as set forth below:

     This statement is being filed jointly by DDJ Capital Management, LLC. ("DDJ"), a Massachusetts limited liability company, B III Capital Partners, L.P., a Delaware limited partnership (the "Fund"), DDJ Capital III, LLC, a Delaware limited liability company, B III-A Capital Partners, L.P. ("B III-A"), a Delaware limited partnership, GP III-A, LLC, a Delaware limited liability, The October Fund, Limited Partnership, a Massachusetts limited partnership ("October") and October G.P., LLC, Delaware limited liability company. Each of the aforementioned entities shall be collectively referred to as the "DDJ Affiliates". DDJ Capital III, LLC is the general partner of, and DDJ is the investment manager for, the Fund. GP III-A, LLC is the general partner of, and DDJ is the investment manager for, B III-A. October G.P., LLC is the general partner of, and DDJ is the investment manager for, October. DDJ is also the investment manager for an institutional investor (the "Account") and an investment advisor to DDJ Canadian High Yield Fund, a closed-end investment trust established under the laws of the Province of Ontario Canada ("DDJ Canadian").

                                  SCHEDULE 13D
CUSIP NO. 707832200                      PAGE 10 OF 12 PAGES

     The Shares described herein are owned by one or more of the Fund, B III-A, October, the Account and DDJ Canadian. The principal office of each of DDJ and the DDJ Affiliates are located at 141 Linden Street, Suite 4, Wellesley, Massachusetts 02482.


ITEM 3.   SOURCES AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

     Item 3 is amended by adding the following sentence.

     Shares purchased by the Fund, B III-A, October, the Account and DDJ Canadian since February 1, 2000 are set forth on the attached Schedule B.

ITEM 5.   INTEREST IN SECURITIES OF ISSUER:

     Item 5(a) is deleted in its entirety and amended as set forth below:

     (a) The Fund owns, and DDJ Capital III, LLC and DDJ beneficially own, as general partner and investment manager, respectively of the Fund, 1,999,000 Shares or approximately 9.9% of the Company. B III-A owns, and GP III-A, LLC and DDJ beneficially own, as general partner and investment manager, respectively of B III-A, 49,903 Shares of approximately .2% of the Company. October owns, and October G.P., LLC and DDJ beneficially own, as general partner and investment manager, respectively of October, 19,000 Shares or approximately
 .1% of the Company. DDJ, as investment manager to the Account, may be deemed to beneficially own 759,535 Shares, or approximately 3.8% of the outstanding Shares of the Company. DDJ, as investment advisor to DDJ Canadian, may be deemed to beneficially own 257,938 Shares, or approximately 1.3% of the outstanding Shares of the Company. DDJ, as investment manager to the Fund, B III-A, October and the Account and as investment advisor to DDJ Canadian may be deemed to beneficially own 3,085,376 Shares, or approximately 15.3% of the outstanding Shares of the Company.

                                  SCHEDULE 13D
CUSIP NO. 707832200                      PAGE 11 OF 12 PAGES


                                   Signature:
                                    ========

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DDJ CAPITAL MANAGEMENT, LLC


By:  /s/  Wendy Schnipper Clayton
     -----------------------------------------
     Wendy Schnipper Clayton
     Attorney-in-Fact*


* Limited Power of Attorney filed with the SEC on July 29, 1998 with Frontier Airlines Schedule 13D Frontier Airlines Inc.

                                  SCHEDULE 13D
CUSIP NO. 707832200                      PAGE 12 OF 12 PAGES

                                   SCHEDULE B
                                   ===========

The Penn Traffic Company
=====================

     Set forth below is an itemization of all purchases of shares of Common Stock since February 1, 2000. The transactions were made for cash in open market transactions.



          TYPE:
         PURCHASE                       AGGREGATE
DATE     OR SALE          SHARES          PRICE


2/3/00    PURCHASE       4,000       $29,750.02
2/7/00    PURCHASE       1,000        $7,625.00
3/1/00    PURCHASE       5,000       $36,875.00
3/2/00    PURCHASE       3,000       $22,215.00
3/10/00   PURCHASE      10,000       $73,125.00
3/14/00   PURCHASE       6,000       $42,187.80
3/20/00   PURCHASE      45,000      $320,625.00
3/28/00   PURCHASE     100,000      $696,880.00
4/3/00    PURCHASE      45,000      $300,937.51